EXHIBIT 4.4

CALPINE CORPORATION

EXECUTIVE SIGN ON

NON-QUALIFIED STOCK OPTION AGREEMENT

OPTION granted on August 11, 2008 (the “Grant Date”), by Calpine Corporation, a Delaware corporation (the “Company”), to Thaddeus Miller (the “Grantee”) pursuant to this Non-Qualified Stock Option Agreement (“Stock Option Agreement”).

1.
GRANT OF OPTION.  The Company hereby grants to the Grantee the irrevocable Option to purchase, on the terms and subject to the conditions set forth herein and in the Employment Agreement between the Company and the Grantee, dated August 11, 2008 (the “Employment Agreement”), and (except as otherwise provided herein) the Plan (as defined below), 1,678,000 fully paid and nonassessable shares of the Company’s Common Stock, par value $.001 per share.  The Company grants the Option to the Grantee in four (4) tranches (each a “Tranche”).  The corresponding number of shares of Company Common Stock and the corresponding exercise price per share for each Tranche is set forth below.

Tranche	Number of Shares	Exercise Price
Tranche 1	345,000	$16.60
Tranche 2	394,000	$19.19
Tranche 3	443,000	$21.59
Tranche 4	496,000	$23.99

Options in Tranches 1, 2 and 3, and 68,000 of those Options in Tranche 4 which are scheduled to vest on the first anniversary of the Grant Date in accordance with Section 3 below are granted pursuant to the Company’s 2008 Equity Incentive Plan (the “Plan”), a copy of which is attached hereto.  The remaining Options shall be granted outside of the Plan but shall be deemed and treated for all purposes hereunder as though granted under the Plan and subject to its terms and conditions to the same extent as the Options granted hereunder which are granted pursuant to the Plan.  Except as otherwise set forth herein, the Option is subject, or deemed subject, as applicable, in its entirety to all the applicable provisions of the Plan as in effect on the Grant Date, which are hereby incorporated herein by reference.  The Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms not otherwise defined herein shall have the same definitions as provided in the Plan or as provided in the Employment Agreement.

2.
PERIOD OF OPTION. The period of the Option shall commence on the Grant Date and shall expire on the seventh (7th) anniversary of the Grant Date (the “Option Period”). The Option (or any lesser amount thereof) may be exercised from time to time during the Option Period as to the number of Total Shares allowable under Section 3 below and the Plan.

3.
EXERCISE OF OPTION.  Except to the extent otherwise provided in Sections 4 and 8 of the Employment Agreement, each Tranche of the Option shall vest ratably on each of the first, second, third, fourth, and fifth anniversaries of the Grant Date; provided, however, that the Grantee must be continuously employed by the Company beginning on the Grant Date through each applicable vesting date.

4.
TERMINATION OF EMPLOYMENT.  In the event that the Grantee’s employment with the Company is terminated by the Company without Cause or by the Grantee for Good Reason other than in connection with a Potential Change in Control or a Change in Control, Section 8(c)(vi) of the Employment Agreement shall govern.  In the event that the Grantee’s employment with the Company is terminated for Disability or by reason of the Grantee’s death, Section 8(b)(iii) of the Employment Agreement shall govern.  In the event that the Grantee’s employment with the Company is terminated by the Company for Cause, any portion of the Option that remains outstanding, whether vested or unvested, shall immediately terminate as of the date of such termination.  In the event of termination of employment by the Grantee without Good Reason, any unvested portion of the Option shall immediately terminate, and any vested portion of the Option shall remain exercisable for a period of 90 days following such termination and shall terminate thereafter.  All capitalized terms in this Section 4 shall have the definitions ascribed to them in the Employment Agreement.

5.
CHANGE IN CONTROL.  In the event of a Change in Control (as defined in the Employment Agreement), Section 4(a)(i) of the Employment Agreement shall govern, and accordingly, each Option shall become fully vested and shall immediately be cancelled, and, in exchange therefor, the Grantee shall be entitled to receive an amount per share equal to the excess of the per share merger consideration, over the per share exercise price of such Option.  The Grantee shall in all cases be entitled to receive such amount fully in cash.

6.
SECURITIES ACT REQUIREMENTS. In addition to the requirements set forth herein and in the Plan, (i) the Option shall not be exercisable in whole or in part, and the Company shall not be obligated to issue any shares of Common Stock subject to any such

Option, if such exercise and sale or issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933 (the “1933 Act”) or other Federal or state statutes having similar requirements, as they may be in effect at that time; and (ii) each Option shall be subject to the further requirement that, at any time that the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock subject to such Option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of shares of Common Stock, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7.
METHOD OF EXERCISE OF OPTION. Subject to the provisions of the Plan and Section 6 hereof, the exercise price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by certified or bank check at the time the Option is exercised or (ii) upon such reasonable terms as the Committee shall approve, the exercise price may be paid, in the discretion of the Grantee: (A) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Grantee identifies for delivery specific shares of Common Stock that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (B) a “cashless” exercise program established with a broker, if such a program is in place; (C) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise, or (D) in any other form of legal consideration that may be acceptable to the Committee. The purchase price of Common Stock acquired pursuant to the Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by the Grantee that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) shall be prohibited with respect to this award.

8.
OTHER LIMITATIONS, REQUIREMENTS, PROTECTIONS, ETC.  The Grantee shall be subject to all other terms and conditions relating to the Option as set forth in the Employment Agreement, including but not limited to, the clawback and share holding requirements set forth in Section 4(a)(ii) therein.  It is expressly acknowledged and agreed that nothing in this Stock Option Agreement or the Plan shall be inconsistent in a manner adverse to the Grantee with, or otherwise limit adversely to the Grantee, the express terms of the Employment Agreement, and, in the case of any conflict between the Employment Agreement, on the one hand, and this Stock Option Agreement or the Plan, on the other, the Employment Agreement shall control to the extent favorable to the Grantee.  For purposes of the foregoing sentence, the “Employment Agreement” excludes any attachments thereto of a form of stock option agreement, whether or not identical to this Stock Option Agreement.  Notwithstanding any provision hereof or of the Plan, any provision in the Plan giving the Company or any committee or other affiliate thereof the right, authority or discretion to interpret this Stock Option Agreement shall be of no force or effect in respect of this Stock Option Agreement.

9.	TRANSFERABILITY. The Option is not transferable otherwise than by will or pursuant to the laws of descent and distribution, and is exercisable during the Grantee’s lifetime only by the Grantee.

10.
BINDING AGREEMENT. This Stock Option Agreement shall be binding upon and shall inure to the benefit of any successor or assign of the Company, and, to the extent herein provided, shall be binding upon and inure to the benefit of the Grantee’s beneficiary or legal representatives, as they case may be.

11.
ENTIRE AGREEMENT. This Stock Option Agreement, the Plan, and the Employment Agreement set forth the entire agreement of the parties with respect to the Option granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.  (Without limiting any protection the Grantee may otherwise have, the Plan shall not be amended in any way that adversely affects the Grantee or the Option without the prior written consent of the Grantee.)

12.
ELECTRONIC DELIVERY AND SIGNATURES. The Company may, in its sole discretion, decide to deliver any documents related to the Option or to participation in the Plan or to future options that may be granted under the Plan by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. If the Company establishes procedures of an electronic signature system for delivery and acceptance of Plan documents (including any Award Agreement like this Option), the Grantee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

13.
WITHHOLDING OF TAX. To the extent that the exercise of the Option or the disposition of shares of Company’s Common Stock acquired by exercise of the Option results in compensation income to the Grantee for federal or state income tax purposes, the Grantee shall pay to the Company at the time of such exercise or disposition such amount of money or, if the Company so determines, shares of Common Stock, as the Company may require to meet its obligation under applicable tax laws or regulations and, if the Grantee fails to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to the Grantee, any tax required to be withheld by reason of such resulting compensation income or the Company may otherwise refuse to issue or transfer any shares otherwise required to be issued or transferred pursuant to the terms hereof.

14.	ADJUSTMENTS/CHANGES IN CAPITALIZATION. This award is subject to the adjustment provisions set forth in the Plan.

[SIGNATURE PAGE FOLLOWS]

Subject to Section 12 above, if the foregoing is in accordance with your understanding and approved by you, please so confirm by signing and returning the duplicate of this Stock Option Agreement enclosed for that purpose.

CALPINE CORPORATION

By:	/s/ William J. Patterson

The foregoing is in accordance with my understanding and is hereby confirmed and agreed to as of the Grant Date.

/s/ W. Thaddeus Miller

Grantee

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